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                                                                     Exhibit 5.1
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                               September 22, 2003


Brandywine Realty Trust
401 Plymouth Road
Plymouth Meeting, PA 19462

                  Re:  Form S-3 Registration Statement
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Gentlemen:

We have acted as counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"), and the filing of the Registration Statement with the Securities and Exchange Commission (the "SEC"). The Registration Statement relates to the offer and sale from time to time of up to: (i) 4,375,000 Common Shares of Beneficial Interest, par value $.01 per share ("Common Shares"), of the Company issuable upon conversion of the 8.75% Series B Senior Convertible Preferred Shares of Beneficial Interest (the "Series B Preferred Shares"), (ii) 500,000 Common Shares issuable upon exercise of warrants (the "Warrants") and (iii) 3,679,245 Common Shares issuable upon redemption of Class A units of limited partnership interest that are issuable upon redemption of Class B units of limited partnership interest (the "Units") in Brandywine Operating Partnership, L.P.

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Declaration of Trust and the Bylaws of the Company, as amended to date, resolutions of the Company's Board of Trustees and such other documents and trust records relating to the Company as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that:

         1. The Common Shares subject to issuance upon conversion of the Series B Preferred Shares will, upon such issuance in accordance with the terms of the Series B Preferred Shares, be validly issued, fully paid and nonassessable.

         2. The Common Shares subject to issuance upon exercise of the Warrants will, upon such issuance and in accordance with the terms of the Warrants, be validly issued, fully paid and nonassessable.

         3. The Common Shares subject to issuance upon redemption of the Units will, upon such issuance in accordance with the terms of such Units, be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the reference to our firm under the section "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                                     Very truly yours,


                                                     /s/ Pepper Hamilton LLP
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                                                     Pepper Hamilton LLP